EXHIBIT 4.13

No.: Yue Jiaoyin Shao Gong 2019 Yingzhizi No.002

Accounts Receivable Pledge Contract

Bank of Communications Co., LTD

No.: Yue Jiaoyin Shao Gong 2019 Yingzhizi No.002

Accounts Receivable Pledge Contract

Important Tips

The Pledgor shall read the full text of this contract carefully, especially the clauses marked with ▲▲. In case of doubt, please ask the Pledgee to explain it in time.

In order to guarantee the realization of the creditor’s rights under the principal contract signed between the debtor and the Pledgee, the Pledgor is willing to pledge the accounts receivable which it has disposition right.

In order to clarify the rights and obligations of both parties, the Pledgor and the Pledgee hereby conclude this contract through consultation.

Article 1 Pledge Object, Pledge Effectiveness and the Registration of Pledge Right

1.1 The pledge object under this contract is accounts receivable, and the details of the pledge object shall be subject to Article 15 of this contract.

1.2 The pledge effectiveness and the fruits generated during the pledge period of accounts receivable (if applicable).

1.3 The Pledgee shall go to the credit information service agency of the People’s Bank of China to register the pledge and the Pledgor shall assist.

Article 2 Scope of Guarantee

2.1 The scope of guarantee is the principal and interest, compound interest, penalty interest, liquidated damages, damages, and the expenses of the Pledgee for keeping the pledged property and realizing the creditor’s rights and pledge rights under the principal contract. The expenses for realizing creditor’s rights and pledge rights include but are not limited to urging fees, litigation fees (or arbitration fees), preservation fees, announcement fees, execution fees, attorney fees, travel expenses and other expenses.

▲▲ 2. 2 Both parties of this contract specially agree as follows: the validity of this contract is independent of the principal contract, and the invalidity of the principal contract or its relevant clauses will not affect the validity of this contract. The Pledgor shall be jointly and severally liable for the return or compensation liability that the debtor should bear after the principal contract becomes void.

▲▲ Article 3 Margin Account (Not Applicable to This Contract)

3.1 During the pledge period, the Pledgor shall open a margin account with the Pledgee as a special collection account for pledged accounts receivable. This special collection account is unique and cannot be changed or re-opened without the written consent of the Pledgee. The amount recovered from pledged accounts receivable shall become the security deposit from the date it is deposited into the account (see Article 16 of this contract for the account number of the margin account and the specific interest-bearing method of the cash deposit).

3.2 The cash deposit and interest are used to guarantee the principal and interest, compound interest, penalty interest, liquidated damages, damages, and the expenses for realizing the creditor’s rights and pledge rights under the principal contract. The expenses for realizing creditor’s rights and pledge rights include but are not limited to urging fees, litigation fees (or arbitration fees), preservation fees, announcement fees, execution fees, attorney fees, travel expenses and other expenses.

3.3 The cash deposit is transferred to the Pledgee’s possession from the date it is deposited into the account. Before the debts under the principal contract are fully paid off, the Pledgor shall not withdraw, transfer or dispose of or use the money in the margin account in any other way without the written consent of the Pledgee. When the debt under the principal contract is overdue, the Pledgee has the right to deduct the cash deposit and its interest.

3.4 Without the written consent of the Pledgee, the Pledgor shall not withdraw the funds in the margin account. If the Pledgor applies for withdrawing funds from the margin account, it shall submit the Application for Withdrawing Funds from Accounts Receivable as required by the Pledgee, and provide other guarantee measures recognized by the Pledgee. The Pledgee has the right to decide whether to approve the Pledgor’s application for withdrawal.

Article 4 Received Payments Account (Applicable to This Contract)

4. 1 With the consent of the Pledgee, the Pledgor does not need to open a margin account dedicated to the received payments of accounts receivable at the Pledgee, and the received payments of accounts receivable shall be put in the general settlement account opened by the Pledgor at the Pledgee (see Article 17 of this contract for the general settlement account number).

4.2 The Pledgee has the right to monitor the capital flow in the Pledgor’s received payments account, the average balance of the account, the due recovery of accounts receivable and the actual occurrence of future accounts receivable, etc. The Pledgor shall ensure that the inflow of funds in the received payments account matches the period and amount of accounts receivable.

4.3 In case of any abnormal situation, such as the fund in the received payments account does not match the account period and amount of the accounts receivable, and the accounts receivable are not recovered due, the Pledgee has the right to take any of the following measures:

(1) The funds deducted from received payments account are used to repay the creditor’s rights under the principal contract;

(2) Require the Pledgor to open a margin account and transfer the funds in the received payments account into the margin account. The Pledgor shall notify the payer of the accounts receivable to transfer the funds of the subsequent accounts receivable into the margin account. Article 3 of this contract shall apply to other contents of the margin account.

Article 5 Notification to the Payer

Whether or not to notify the payer when the accounts receivable are pledged can be divided into the following two situations, which are subject to Article 18 of this contract:

Firstly, the Pledgor shall notify the payer of accounts receivable (hereinafter referred to as the payer) within the agreed time after the signing of this contract according to the format of the Notification of Pledge of Accounts Receivable attached to this contract, inform the account number of special accounts receivable, and obtain the confirmation receipt of the payer. Without the consent of the Pledgee, the Pledgor shall not notify the payer to change the collection account.

Secondly, when the accounts receivable are pledged, the payer will not be notified, but the Pledgor shall take the general settlement account opened with the Pledgee as the received payments account according to Article 4 of this contract, and the specific content of the received payments account shall be subject to Article 4 of this contract. The Pledgor shall also sign the Notification of Pledge of Accounts Receivable (Applicable to No Notification During Pledge) in advance according to the format of Notification of Pledge of Accounts Receivable (Applicable to No Notification During Pledge) attached to this contract, and authorize the Pledgee to fill in the blank part when the Pledgee deems it necessary and then notify the payer.

Article 6 Representation and Warranty of the Pledgor

6.1 The Pledgor is legally established and exists, has all necessary rights and capabilities, can fulfill the obligations of this contract in its own name and bear civil liabilities.

6.2 The signing and performance of this contract is the true expression of the Pledgor’s will, and all necessary consents, approvals and authorizations have been obtained without any legal defects.

6.3 The accounts receivable and relevant documents, materials and information provided by the Pledgor to the Pledgee in the process of signing and performing this contract are true, accurate, complete and effective.

6.4 The Pledgor has full right to dispose of the accounts receivable, and there are no defects, disputes, lawsuits (arbitration) or any third party’s rights and interests that have not been told to the Pledgee, and there are no situations that can be offset between the Pledgor and the payer.

6.5 The Pledgor does not make any changes to its name within four months before the signing date of this contract and informs the Pledgee of its name status.

6.6 The Pledgor has completed all necessary approval, consent, examination and other formalities for the pledge of accounts receivable under this contract.

6.7 Where the accounts receivable generated from the sale of goods are pledged, the corresponding goods are not pledged.

▲▲ 6.8 Neither the Pledgor nor its related parties belong to the enterprises or individuals on the sanctions list of the United Nations, the European Union or the United States, nor are they located in countries and regions sanctioned by the United Nations, the European Union or the United States.

▲▲ Article 7 Obligations of the Pledgor

7.1 The Pledgor shall bear the expenses arising from the auction and sale of accounts receivable.

7.2 The Pledgor shall actively perform the basic transaction contract with the payer to maintain the value of accounts receivable.

7.3 Without the written consent of the Pledgee, the Pledgor shall not dispose of the accounts receivable in any way.

7.4 The Pledgor shall notify the Pledgee in writing immediately after the following events happen, cooperate with the Pledgee to take relevant measures, and provide additional guarantee as required by the Pledgee:

(1) The value of accounts receivable decreases or may decrease;

(2) The Pledgor changes the name, domicile, legal representative, registered capital, business scope, company type, and the Articles of Association of the company, or major changes occur in the financial and personnel aspects, or is declared bankrupt, canceled or dissolved according to laws;

(3) The payer is declared bankrupt, revoked or dissolved according to laws;

(4) Trade disputes (including but not limited to trade disputes in quality, technology and service), debt disputes and debt recourse arise between the Pledgor and the payer or other third parties, resulting in accounts receivable that may not be paid on time;

(5) There are signs that the Pledgor’s accounts receivable are difficult to recover;

(6) The ownership of accounts receivable is disputed, or the pledge right is or may be adversely affected by any third party;

(7) The Pledgor makes provision for large bad debts or confirms the actual bad debt loss for the accounts receivable under pledge;

(8) If the accounts receivable under Article 15 (2) or (3) of this contract are pledged, the basic transaction contract cannot be continuously performed or the continuous performance of the contract is subject to significant uncertainty;

(9) The Pledgor has a major safety or environmental protection accident;

(10) The Pledgor has significant equity change;

(11) The external auditor of the Pledgor’s audit opinion on its financial statements is not a standard unqualified opinion;

(12) The Pledgor is or may be investigated, punished or taken other similar measures by the competent authority for violating laws, regulations and/or regulatory requirements;

(13) The Pledgor or its related parties are included in the sanctions list of the United Nations, the European Union or the United States, or their countries and regions are included in the sanctions list of the United Nations, the European Union or the United States.

In any of the above situations, the Pledgee has the right to notify the payer of the Notification of Pledge of Accounts Receivable (Applicable to No Notification During Pledge) for the business not notified to the payer during pledge.

7.5 In case of any of the following circumstances, the Pledgor shall provide guarantee separately according to the requirements of the Pledgee, and cooperate with the Pledgee to take relevant measures:

(1) The Pledgee thinks that the value of accounts receivable decreases or may decrease;

(2) The debtor’s credit business in Bank of Communications is overdue or has advance payment and debit interest, etc.

(3) The payer fails to pay the receivable funds to the account designated by the Pledgee or fails to deliver the bank acceptance bill as payment to the Pledgee as required.

In any of the above situations, the Pledgee has the right to notify the payer of Notification of Pledge of Accounts Receivable (Applicable to No Notification During Pledge) for the business not notified to the payer during pledge.

7.6 The Pledgor shall assist the Pledgee to realize the pledge right without setting any obstacles.

7.7 Before the debtor pays off all debts under the principal contract to the Pledgee, the Pledgor shall not exercise the right of recourse enjoyed by the debtor or other guarantors for the performance of this contract.

7.8 If the Pledgee and the debtor change the principal contract, the Pledgor shall still bear the liability for insurance. However, if the principal contract is changed, the contract amount is increased, the interest rate is increased or the debt performance period is extended without the written consent of the Pledgor, the Pledgor shall still undertake the guarantee responsibility according to the amount, interest rate and period agreed in the original principal contract; however, if the Pledgee adjusts the interest rate (including raising the interest rate) or extends the debt performance period according to the agreement of the principal contract, the Pledgor shall still bear all the guarantee responsibilities.

7.9 If the accounts receivable under Article 15 (2) or (3) of this contract are pledged, the Pledgor shall submit the original invoice to the Pledgee within two months after the accounts receivable are actually formed.

7.10 Before the debtor pays off all debts under the principal contract in full, if the debtor becomes the shareholder or actual controller of the Pledgor, the Pledgor will immediately notify the Pledgee and provide the resolution of the shareholders’ meeting (general meeting of shareholders) on agreeing to provide guarantee.

7.11 The Pledgor promises to abide by the national anti-money laundering laws, regulations and relevant policies and requirements, not engage in activities involving money laundering and terrorist financing, and actively cooperate with the Pledgee in various anti-money laundering work such as customer identification, transaction record keeping, large-value and suspicious transaction reports, etc.

7.12 The Pledgor guarantees that the Pledgor and its employees and agents shall not provide, give, ask for or accept any form of material benefits (including but not limited to cash, physical cards and travel, etc.) or other intangible benefits to the Pledgee or its employees in any form; use the funds or services provided by the Pledgee in any form directly or indirectly for activities related to corruption or bribery; if the Pledgor is aware of any violation of this Article, it shall timely, truthfully, completely and accurately provide clues and relevant information to the Pledgee, and cooperate with relevant matters according to the Pledgee’s requirements.

▲▲ Article 8 Realization of Pledge

8.1 If the debtor fails to repay all or part of the loan, financing funds or the Pledgee’s advance payment or corresponding interest on time, the Pledgee has the right to auction and sell the accounts receivable according to laws, and get the priority of compensation with the proceeds, or the Pledgee has the right to directly collect fees from the Pledgor’s debtor.

8.2 If the Pledgor fails to provide new guarantee as agreed in Article 7.4 or Article 7.5, the Pledgee has the right to dispose of the accounts receivable according to laws, and the proceeds shall be used to pay off the secured creditor’s rights and related expenses in advance; if the Pledgee receives the written notice of the Pledgor’s disapproval of early settlement before the disposal of accounts receivable, the proceeds shall be deposited into the insurance fund account, and the Pledgor may not withdraw it without the written consent of the Pledgee. When the principal creditor’s right has not been paid off due, the Pledgee can be directly compensated with the money in the account.

8.3 The Pledgor agrees that if the principal contract is guaranteed by the guarantee, mortgage or pledge provided by the debtor or a third party at the same time, the Pledgee has the right to decide the exercise of the guarantee right at its own discretion, including but not limited to: the Pledgee has the right to directly exercise the pledge right without claiming rights from other guarantors first, and has the right to claim part or all of the guarantee rights from one or more guarantors including the Pledgor separately or simultaneously in no order; if the Pledgee abandons or changes the guarantee rights of other guarantors or the right sequence of the real right for security, the Pledgor shall still assume the guarantee responsibility according to this contract without any exemption.

▲▲ Article 9 Guarantee Clause

9.1 If the pledge right is not established or invalid due to the following reasons, the Pledgor shall be jointly and severally liable for the debtor’s debts under the principal contract:

(1) The Pledgor fails to assist in the pledge registration formalities as agreed in Article 1.3;

(2) The representation and warranty made by the Pledgor under Article 6 are untrue;

(3) Other reasons due to the Pledgor.

9.2 The scope of the Pledgor’s guarantee is the principal and interest, compound interest, default interest, liquidated damages, damages, and the expenses of the Pledgee for keeping the pledged property and realizing the debt right under the principal contract. The expenses for realizing creditor’s rights include but are not limited to urging fees, litigation fees (or arbitration fees), preservation fees, public security fees, execution fees, attorney fees, travel expenses and other expenses.

9.3 The guarantee period is two years from the expiration date of the debt performance period.

If the principal contract stipulates that the debtor can fulfill the repayment obligations in installments, the guarantee period shall be calculated according to the repayment obligations of each installment, starting from the expiration date of each installment and ending two years after the expiration date of the last installment.

The expiration date of the debt performance period under the bank acceptance bill, letter of credit and letter of guarantee is the date when the creditor advances the money.

If the creditor declares that all debts under the principal contract are due in advance, the declared early maturity date shall be the expiration date of the debt performance period.

9.4 The validity of this guarantee clause is independent of the rest of this contract. The effective condition of this guarantee clause is that the pledge right under this contract is not established or invalid due to the reasons listed in Article 9.1.

Article 10 Notification

10.1 The contact information (including mailing address, contact telephone number and fax number, etc.) filled in by the Pledgor in this contract are true and valid. If any contact information is changed, the Pledgor shall immediately mail/send the changed information in writing to the communication address filled in this contract by the Pledgee. Such information changes shall take effect after the Pledgee receives the notice of change.

10.2 Unless otherwise expressly agreed in this contract, the Pledgee shall have the right to give any notice to the Pledgor in any of the following ways. The Pledgee has the right to choose the appropriate notification method, and does not need to be responsible for the transmission errors, omissions or delays in the mail, fax, telephone or any other communication system. If the Pledgee chooses multiple notification methods at the same time, the one which arrives at the Pledgor sooner shall prevail.

(1) When delivered by announcement, the date when the Pledgee makes an announcement on its website, online banking, telephone banking or business outlets shall be regarded as the date of delivery;

(2) When delivered by special person, the date of receipt by the Pledgor shall be regarded as the date of delivery;

(3) When delivered by post (including express mail, ordinary mail and registered mail) to the last known mailing address of the Pledgor, the 3rd day (same city)/5th day (different cities) day after the mailing date shall be regarded as the date of delivery;

(4) When delivered by fax, mobile phone short message or other electronic communication methods to the fax number of the Pledgor recently known by the Pledgor, the mobile phone number or e-mail address designated by the Pledgor, the date of sending shall be regarded as the date of delivery.

10.3 The Pledgor agrees that unless the Pledgee receives the written notice from the Pledgor about the change of mailing address, the mailing address filled by the Pledgor in this contract is the address where the court serves judicial documents and other written documents to the Pledgor. In the process of dispute settlement of this contract, if the court delivers judicial documents or other written documents to the Pledgor’s mailing address recently known by the Pledgee by mail (including express mail, ordinary mail and registered mail), the date of receipt of the Pledgor’s service receipt shall be the date of delivery; if the Pledgor fails to sign for the receipt of service, the 3rd day (same city)/5th day (different cities) after the mailing date shall be regarded as the date of delivery.

Except the judgment, ruling and conciliation statement, the court has the right to communicate with the Pledgor by any communication method agreed in Article 10. 2 for any notice sent to the Pledgor. The court has the right to choose the communication method it deems appropriate, and it is not responsible for the transmission errors, omissions or delays in the mail, fax, telephone, telex or any other communication system. If the court chooses multiple communication methods at the same time, the one which reaches the Pledgor sooner shall prevail.

▲▲ Article 11 Information Disclosure and Confidentiality

11. 1 For the undisclosed information and materials of the Pledgor obtained and known during the signing and performance of this contract, the Pledgee shall not violate laws, regulations and regulatory requirements when using the relevant information and materials, and shall bear the confidentiality responsibility according to law, and shall not disclose the information and materials to the third party, except in the following circumstances:

(1) The disclosure is required by applicable laws and regulations;

(2) The disclosure is required by the judicial department or regulatory agency according to laws;

(3) When the Pledgor fails to undertake the guarantee responsibility as agreed, the Pledgee needs to disclose to the external professional consultant of the Pledgee and allow the external professional consultant of the Pledgee to use it on the basis of confidentiality in order to realize the pledge right under this contract;

(4) The Pledgor agrees or authorizes the Pledgee to disclose.

11.2 The Pledgor confirms that it has signed the Authorization Letter for Credit Information Inquiry and Provision. The Pledgee shall inquire, use and save the credit information of the Pledgor within the scope specified in the power of attorney.

11.3 In addition to the circumstances specified in Article 11.1 and Article 11.2 of this contract, the Pledgor further agrees that Bank of Communications Co., Ltd. can use or disclose the Pledgor’s information and materials under the following circumstances, including but not limited to the Pledgor’s basic information, credit transaction information, bad information and other related information and materials, and is willing to bear all the consequences arising therefrom:

To disclose and allow such information and materials to be used on a confidential basis to business outsourcing institutions, third-party service providers, other financial institutions and other institutions or individuals deemed necessary by the Pledgee, including but not limited to other branches of Bank of Communications Co., Ltd. or wholly or partially owned subsidiaries of Bank of Communications Co., Ltd.: ① develop or be related to bank credit business, such as promoting the credit business of Bank of Communications Co., Ltd., collecting the Pledgor’s arrears and transferring the creditor’s rights of bank credit business; ② provide or possibly provide new products or services or further services for the Pledgee to the Pledgor.

Whether this Article 11.3 is applicable or not shall be subject to the agreement of both parties in Article 20 of this contract.

Article 12 Law Application and Dispute Resolution

This contract shall be governed by the laws of the People’s Republic of China (for the purpose of this contract, the laws of Hongkong, Macau and Taiwan Province are not included). Disputes under this contract shall be brought to the court with jurisdiction where the Pledgee is located, unless otherwise agreed in this contract. During the dispute, all parties shall continue to perform the clauses not involved in the dispute.

Article 13 Other Clauses

13.1 The annexes of this contract and relevant documents and materials confirmed by both parties are integral parts of this contract.

13.2 This contract shall come into force after the legal representative (person in charge) or authorized representative of the Pledgor signs (or seals) and seals, and the person in charge of the Pledgee or authorized representative signs (or seals) and seals.

Article 14 Guaranteed Principal Contract and Principal Creditor’s Rights

14.1 The guaranteed debtor is: Shaoguan Angrui Environmental Technology Development Co., Ltd.

14.2 Contract number of the principal contract guaranteed by this contract: Yuejiao Yinshao 2019 Fixed Asset Loan No.002 Name: Fixed Assets Loan Contract.

14.3 The guaranteed principal creditor’s rights are the principal under the principal contract: (currency) CNY (amount in words) Eighty Million only, and other specific contents are agreed in the principal contract.

Article 15 Pledge Object

The pledge object is the accounts receivable agreed in Item (2) below (hereinafter referred to as “accounts receivable”).

(1) Accounts receivable described in the “List of Pledged Accounts Receivable” attached to this contract.

(2) All income rights (30 years from the effective date of the PPP project contract of this project) from the Housing and Urban-Rural Construction Bureau of Wujiang District, Shaoguan City under the PPP project contract of “PPP Project of Domestic Waste and Wastewater Treatment Infrastructure of Villages and Towns in Wujiang District” and its supplementary agreements undertaken by the Pledgor Shaoguan Angrui Environmental Technology Development Co., Ltd., including but not limited to all receivable fees such as project service fees.

Article 16 Margin Account and Interest Calculation Method (Not Applicable to This Contract)

16.1 Margin account number opened by the Pledgor at the Pledgee is:    /   .

16.2 The interest calculation method of the cash deposit is:    /   .

Article 17 Received Payments Account (Applicable to This Contract)

The general settlement account number opened by the Pledgor at the Pledgee is:

Name: Shaoguan Angrui Environmental Technology Development Co., Ltd.

Account number: [*]

Bank of Account: Shaoguan Branch of Bank of Communications Co., Ltd.

Article 18 Notification to the Payer (Check One According to the Actual Business)

□ Article 5.1 of this contract is applicable and the Pledgor shall notify the payers of accounts receivable within    /    days after signing this contract;

☑  Article 5.2 of this contract is applicable.

Article 19 Contact Information

The contact information of the Pledger for receiving the notice agreed in Article 10 includes:

Address: Room 317, 3/F of Lingjiao Enterprise Office Building, West of Huanggangling, Chongxia Management Area, Longgui Town, Wujiang District, Shaoguan City

Recipient: Li Jingquan

Postal code: 512000

Tel.: /

Mobile phone number: [*]

Fax: /

Email address: [*]

Article 20 Other Agreed Matters

20.1 Both parties agree that Article 11.3 is ☑ applicable / ☐ not applicable to this contract.

________________________________________________________________

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Article 21 The contract is made in triplicate, one for each party.

The Pledgor: Shaoguan Angrui Environmental Technology Development Co., Ltd.

Legal representative (person in charge): Ma Xiongbing

Legal address: Room 317, 3/F of Lingjiao Enterprise Office Building, West of Huanggangling, Chongxia Management Area, Longgui Town, Wujiang District, Shaoguan City

The Pledgee: Shaoguan Branch of Bank of Communications Co., Ltd.

Person in charge: Gao Yan

Communication address: No. 27, Gongye Middle Road, Wujiang District, Shaoguan City

The Pledgor has read through all the terms of the contract, and the Pledgee has made a detailed explanation at the request of the Pledgor. When the Pledgor signs this contract, it will have no doubts and objections, and understand the meaning and legal consequences of the contract clauses, especially those marked with a ▲▲.

(There is no text below)

The Pledgor (official seal): Shaoguan Angrui Environmental Technology Development Co., Ltd.	The Pledgee (seal of the unit): Special Seal for Credit Business Contract of Shaoguan Branch of Bank of Communications Co., Ltd.
Legal representative (person in charge) or authorized representative (Signature or seal) /s/ Ma Xiongbing	Person in charge or authorized representative (Signature or seal) /s/ Gao Yan
Signed on: August 29, 2019	Signed on: August 29, 2019

List of Pledged Accounts Receivable of Shaoguan Branch of Bank of Communications Co., Ltd.

August 29, 2019

Name of the Pledgor: Shaoguan Angrui Environmental Technology Development Co., Ltd.
Principal contract No.: Yuejiao Yinshao 2019 Fixed Asset Loan No.002				Pledge contract No.: Yue Jiaoyin Shao Gong 2019 Yingzhizi No.002
S.N.	Name of basic transaction contract	Number of basic transaction contract	Payers of accounts receivable	Amount of accounts receivable	Date due of accounts receivable	Invoice No.	Remark

Total
Official seal of the Pledgor: Shaoguan Angrui Environmental Technology Development Co., Ltd.				Unit seal of the Pledgee: Special Seal for Credit Business Contract of Shaoguan Branch of Bank of Communications Co., Ltd.
Handled by: /s/ Li Jingquan				Handled by: